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Spencer Sias (650) 424-5782

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Regina E. Dugan Appointed to Board of Directors of Varian Medical Systems

PALO ALTO, Calif., November 18, 2013 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that Regina E. Dugan, Ph.D., Senior Vice President of Advanced Technology and Projects (ATAP) at Google’s Motorola Mobility LLC, has been appointed to the Varian Board of Directors, effective December 15, 2013.

“We believe that Regina is eminently qualified to serve as a director of Varian Medical Systems,” said Dick Levy, chairman of Varian’s Board of Directors. “She has expertise with a wide range of advanced technologies and a demonstrated track record in moving new technologies to use, from sensor systems to big data products. She has deep familiarity with defense and security, as well as commercial industries. She brings to the Board many years of serving in senior executive positions, with responsibilities that included fostering innovation and developing strategic business relationships across diverse industries and commercial entities large and small.”

Dugan, 50, has been in her current position at Google/Motorola Mobility since March 2012. From July 2009 to March 2012, she served as director of the Defense Advanced Research Projects Agency, the principal agency within the U.S. Department of Defense for research, development, and demonstration of high-risk, high-payoff capabilities. In 2005, Dugan co-founded RedXDefense LLC, a security solutions company, and served as CEO until 2009. Between 2001 and 2009, she was co-founder, president, and chief executive officer of Dugan Ventures, an investment firm where she still serves as a non-voting partner. Dugan is an inventor or co-inventor on several patents and has a Ph.D. in Mechanical Engineering from the California Institute of Technology (Caltech).

With Dugan’s appointment, the Varian Board of Directors will be increased from ten to eleven members.

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About Varian Medical Systems
Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,400 people who are located at manufacturing sites in North America, Europe, and China and 72 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.